Exhibit 99.1

Global Energy Contact Richard Wilson Corporate Executive VP (404) 814-2500 rwilson@gnhgroup.com	Public Relations Contact Joshua Waller Ricochet Public Relations (212) 679-3300 x130 jwaller@ricochetpr.com	Investor Relations Contact Kathleen Heaney ICR (203) 803-3585 kheaney@icrinc.com

Global Energy Holdings Group Appoints Steven Townsend to Board of Directors

Townsend Brings More Than 30 Years of Management and Business Development Experience to the Board

Atlanta, October 28, 2008 - Global Energy Holdings Group, Inc. (NYSE Alternext US: GNH) today announced the appointment of Steven Townsend to its Board of Directors. Mr. Townsend brings more than 30 years of senior management, financial, operational, information systems and human resources experience to the company.

Mr. Townsend was previously CEO and Chairman of United Natural Foods, Inc., from which he retired in 2005. In his 24 years at the company, Mr. Townsend held a variety of positions including Treasurer, Secretary, COO, CFO, President and CEO while the company’s sales grew from $2 million in 1981 to $2.1 billion in 2004.

“Steve brings years of extensive business experience and expertise to the Board,” said David Ames, President and CEO of Global Energy Holdings Group. “At Global Energy Holdings, we’ve assembled a talented and highly experienced team of entrepreneurs and engineers to grow the company into an important and active participant in the renewable energy sector.”

About Global Energy Holdings Group

Global Energy Holdings Group is a diversified renewable energy company based in Atlanta, Georgia, with two subsidiaries.  Global Energy Systems develops renewable energy projects, including biomass gasification and landfill-gas-to-energy projects. Global Energy Systems also coordinates and implements energy-efficiency projects, such as cogeneration and heat recovery, for organizations that include government agencies and the U.S. military.  Global Energy Ventures invests in strategically relevant, early stage energy companies.  Global Energy Holdings Group provides tailored solutions that capitalize on the nation’s need for diverse energy resources, while investing in promising innovations to help power the future.  The company trades under the ticker symbol GNH on the NYSE Alternext US (formerly the American Stock Exchange).  For more information about Global Energy Holdings Group, please visit its Web site at http://www.gnhgroup.com.